Exhibit 8.1

Thompson & Knight LLP

Attorneys and counselors
One arts plaza 1722 Routh Street ● Suite 1500 Dallas, Texas 75201-2533 (214) 969-1700 Fax (214) 969-1751 www.tklaw.com April 19, 2018	AUSTIN DALLAS FORT WORTH HOUSTON Los Angeles NEW YORK ALGIERS LONDON México City MONTERREY

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219

Re: Dorchester Minerals, L.P. Form 8-K

Ladies and Gentlemen:

We have acted as counsel to Dorchester Minerals, L.P. (the “Partnership”), a Delaware limited partnership, with respect to (i) the Registration Statement on Form S-4 (File No. 333-124544) and the prospectus contained therein ( “Registration Statement I”), (ii) the Registration Statement on Form S-4, (File No. 333-202918) and the prospectus included therein (“Registration Statement II,” and together with the Registration Statement I, the “Registration Statements”), (iii) the Partnership’s Prospectus (File No. 333-124544) dated May 16, 2005 (the “Prospectus”), and (iv) the Form 8-K filed on or about the date hereof (the “Form 8-K” and together with the Registration Statements and Prospectus, the “Applicable Filings”). In connection with the Applicable Filings, we are issuing this opinion.

This opinion is based on various facts and assumptions, and is conditioned upon the factual accuracy of certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Applicable Filings and any public filings with the Securities and Exchange Commission that are incorporated by reference.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Dorchester Minerals, L.P.

April 19, 2018

We hereby confirm that all statements of legal conclusions contained in the discussion in Registration Statement I under the caption “Material U.S. Federal Income Tax Consequences” as updated in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” and the discussion in the Registration Statement II under the caption “Material U.S. Federal Income Tax Consequences”, in each case, as updated in Exhibit 99.1 to the Form 8-K under the caption “Material U.S. Federal Income Tax Consequences” (collectively, the “Covered Discussions”) constitute the opinion of Thompson & Knight LLP with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Applicable Filings and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Covered Discussions. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statements and Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Registration Statements and Prospectus.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Form 8-K, to the incorporation by reference of this opinion of counsel into the Registration Statements and Prospectus and to the reference to our firm in the Applicable Filings. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Thompson & Knight LLP

Thompson & Knight LLP